Exhibit 3.1

AMENDMENT NO. 5 TO BYLAWS

OF PIEDMONT OFFICE REALTY TRUST, INC.

(F/K/A WELLS REAL ESTATE INVESTMENT TRUST, INC.)

DATED JUNE 26, 2008

Pursuant to a Resolution adopted by the Board of Directors at the meeting of the Board of Directors held on June 26, 2008, Article II, Section 2 of the Bylaws of Piedmont Office Realty Trust, Inc. (f/k/a Wells Real Estate Investment Trust, Inc.), as previously amended by Amendment No. 1 to the Bylaws dated March 17, 1999, Amendment No. 2 to the Bylaws dated February 18, 2003, Amendment No. 3 to the Bylaws dated July 2, 2007, and Amendment No. 4 to the Bylaws dated September 24, 2007, is hereby amended and restated in its entirety to read as follows:

Section 2. Annual Meeting. An annual meeting of the stockholders for the election of directors and the transaction of any business within the powers of the Corporation shall be held on such day during the month of September as the Board of Directors may determine; provided, however, such meeting shall not be held less than 30 days after delivery of the annual report to the stockholders. The purpose of each annual meeting of the stockholders is to elect directors of the Corporation and to transact such other business as may properly come before the meeting.